                                   CPI CORP.

                       OFFER TO PURCHASE FOR CASH UP TO
                     2,250,000 SHARES OF ITS COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT IN EXCESS OF $22.00
                        NOR LESS THAN $19.00 PER SHARE

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 4, 1996, UNLESS THE OFFER IS EXTENDED.

                                  -----------
CPI  Corp.,  a  Delaware  corporation  (the  "Company"),  hereby  invites  its stockholders to tender shares of its Common Stock, $.40 par value per share (the "Shares") (including the associated Preferred Stock Purchase Rights
  (the "Rights") issued pursuant to the Rights Agreement, dated as of May 1, 1989, between the Company and the Rights Agent named therein, as amended), to the Company at prices not in excess of $22.00 nor less than $19.00 per Share in cash, as specified by stockholders tendering their
    Shares, upon the terms and  subject to the conditions set forth herein and  in the related Letter  of Transmittal, which  together constitute the "Offer." The Company will  determine the single per Share price, not  in excess of $22.00 nor less than $19.00 per Share,  net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 2,250,000 Shares (or such lesser  number of  Shares as  are  properly tendered  at prices  not in  excess of  $22.00 nor  less than  $19.00 per
          Share). All Shares properly tendered at prices at  or below the Purchase Price  and not withdrawn will be purchased at the Purchase  Price, upon  the terms and  subject to  the
           conditions   of  the  Offer,   including  the  proration
            provisions. All  Shares acquired in  the Offer will  be
            acquired  at the Purchase Price.  The Company reserves
             the right, in  its sole discretion, to purchase  more
              than 2,250,000  Shares pursuant  to the Offer.  See
              Section 14.

                                  -----------
 THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.
  THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

                                  -----------
The Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "CPY." On August 16, 1996, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $17.625. On October 4, 1996, the last full trading day on the NYSE prior to the commencement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $19.50. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

 THE BOARD  OF DIRECTORS  OF  THE COMPANY  HAS  APPROVED THE  OFFER.  HOWEVER,
  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION  TO
   STOCKHOLDERS AS  TO WHETHER  TO TENDER  OR REFRAIN  FROM TENDERING  THEIR
    SHARES. EACH  STOCKHOLDER MUST  MAKE  THE DECISION  WHETHER  TO  TENDER
     SHARES AND,  IF SO,  HOW MANY  SHARES  AND AT  WHAT PRICE  OR  PRICES
      SHARES SHOULD BE TENDERED. THE  COMPANY HAS BEEN ADVISED THAT  NONE
       OF ITS  DIRECTORS OR  EXECUTIVE OFFICERS  INTENDS TO  TENDER  ANY
        SHARES PURSUANT TO THE OFFER.

                                  -----------
                                   IMPORTANT
  Any stockholder wishing to tender all or any part of his or her Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee and any other required documents to Boatmen's Trust Company (the "Depositary") c/o
IBJ Schroder Bank & Trust Company, and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry tender set forth in Section 3, or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender their Shares. Any stockholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  TO PROPERLY TENDER SHARES, STOCKHOLDERS MUST COMPLETE THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be obtained from the Information Agent.

                                  -----------
  THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                  -----------
                     The Dealer Manager for the Offer is:
                                CS First Boston
October 7, 1996

                                    SUMMARY

  This general summary is solely for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase.

Purchase Price..........  The Company will select a single Purchase Price which will be not more than $22.00 nor less than $19.00 per Share. All Shares purchased by the Company will be purchased at the Purchase Price even if tendered at or below the Purchase Price. Each stockholder desir-ing to tender Shares must specify in the Letter of Transmittal the minimum price (not more than $22.00 nor less than $19.00 per Share) at which such stock-holder is willing to have his or her Shares purchased by the Company.

Number of Shares to be
 Purchased..............  2,250,000 Shares (or such lesser number of Shares as are properly tendered).

How to Tender Shares....  See Section 3. Call the Information Agent, the Dealer
                          Manager or consult your broker for assistance.

Brokerage Commissions...  None for registered stockholders. Stockholders hold-
                          ing Shares through brokers or banks are urged to con-sult such brokers or banks to determine whether transaction costs are applicable if stockholders ten-der Shares through such brokers or banks and not di-rectly to the Depositary.

Stock Transfer Tax......  None, if payment is made to the registered holder.

Expiration and
 Proration Dates........  Monday, November 4, 1996, at 12:00 Midnight, New York
                          City time, unless extended by the Company.

Payment Date............  As soon as practicable after the termination of the
                          Offer.

Position of the Company
 and its Directors......  Neither the Company nor its Board of Directors makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make the decision whether to tender Shares and, if so, how many Shares and at what price or prices Shares should be tendered. The Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer.

Withdrawal Rights.......  Tendered Shares may be withdrawn at any time until
                          12:00 Midnight, New York City time, on November, 4, 1996 unless the Offer is extended by the Company, and, unless previously purchased, after 12:00 Mid-night, New York City time, on December 3, 1996. See
                          Section 4.

Odd Lots................  There will be no proration of Shares tendered by any stockholder owning beneficially or of record less than 100 Shares as of the close of business on Octo-ber 4, 1996 and as of the Expiration Date, who ten-ders all such Shares at or below the Purchase Price prior to the Expiration Date and who checks the "Odd Lots" box in the Letter of Transmittal. See Sec-tion 1.

                               TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----
INTRODUCTION..............................................................   4
THE OFFER.................................................................   5
   1. Number of Shares; Proration.........................................   5
   2. Purpose of the Offer; Certain Effects of the Offer..................   7
   3. Procedures for Tendering Shares.....................................   9
   4. Withdrawal Rights...................................................  13
   5. Purchase of Shares and Payment of Purchase Price....................  14
   6. Certain Conditions of the Offer.....................................  15
   7. Price Range of Shares; Dividends....................................  16
   8. Source and Amount of Funds..........................................  17
   9. Certain Information Concerning the Company..........................  17
  10. Interest of Directors and Officers; Transactions and Arrangements
   Concerning Shares......................................................  21
  11. Effects of the Offer on the Market for Shares; Registration under the Exchange Act.......................................................  22
  12. Certain Legal Matters; Regulatory Approvals.........................  23
  13. Certain United States Federal Income Tax Consequences...............  23
  14. Extension of Offer, Termination; Amendment..........................  25
  15. Fees and Expenses...................................................  26
  16. Miscellaneous.......................................................  27
SCHEDULE A Certain Transactions Involving Shares.......................... A-1

To the Holders of Common Stock of CPI Corp.:

                                 INTRODUCTION

  CPI Corp., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its Common Stock, par value $.40 per share (the "Shares") (including the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of May 1, 1989, between the Company and the Rights Agent named therein, as amended), to the Company at prices not in excess of $22.00 nor less than $19.00 per Share in cash, as specified by stockholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, which together constitute the "Offer." The Company will determine the single per Share price, not in excess of $22.00 nor less than $19.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 2,250,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $22.00 nor less than $19.00 per Share). All Shares properly tendered prior to the Expiration Date (as defined in Section 1) at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares acquired in the Offer will be acquired at the Purchase Price. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned at the Company's expense to the stockholders who tendered such Shares. The Company reserves the right, in its sole discretion, to purchase more than 2,250,000 Shares pursuant to the Offer. See Section 14.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

  Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 2,250,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered at or below the Purchase Price and not withdrawn, the Company will buy Shares first from all Odd Lot Holders (as defined in Section 1) who properly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other stockholders who properly tender Shares at prices at or below the Purchase Price (and do not withdraw them prior to the expiration of the Offer). See Section 1.

  The Purchase Price will be paid net to the tendering stockholder in cash for all Shares purchased. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. Stockholders holding Shares through brokers or banks are urged to consult such brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the Depositary. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION
3. The Company will pay all fees and expenses of CS First Boston Corporation ("CS First Boston" or the "Dealer Manager"), Boatmen's Trust Company (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 15.

  On October 7, 1996, the Company announced that it had completed its previously announced photofinishing joint venture with Eastman Kodak Company ("Kodak") whereby Kodak purchased new shares of Fox Photo, Inc. ("Fox") constituting 51% of the outstanding common stock of Fox for a cash purchase price of $56.1 million, subject to adjustment (the "Photofinishing Joint Venture Transaction"). The funds required to complete the Offer and pay related expenses will be provided primarily by the proceeds received from the Photofinishing Joint Venture Transaction. See Section 8.

  The Board of Directors has determined that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Shares, make this an attractive time to repurchase a significant portion of the outstanding Shares. In the view of the Board of Directors, the Offer represents a significant acceleration and expansion of what would otherwise have been a continuing share repurchase program and an attractive investment and use of proceeds of the Photofinishing Joint Venture Transaction that should benefit the Company and its stockholders over the long term. In particular, the Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long term corporate goal of seeking to increase stockholder value.

  The Offer provides stockholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not in excess of $22.00 nor less than $19.00 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, to sell those Shares for cash without the usual transaction costs associated with market sales. In addition, stockholders owning fewer than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd-lot discounts payable on a sale of their Shares in a NYSE transaction. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets subject to the Company's right to issue additional Shares and other equity securities in the future.

  As of September 24, 1996, the Company had issued and outstanding 13,919,062 Shares and had reserved 1,773,753 Shares for issuance upon exercise of outstanding stock options ("Options") under the Company's Stock Option Plan and the Company's Voluntary Stock Option Plan (collectively the "Option Plans") and had reserved 29,880 Shares for issuance with respect to unvested awards under the Company's 1981 Stock Bonus Plan (the "Stock Bonus Plan"). The 2,250,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 16% of the Company's Shares outstanding on September 24, 1996 (approximately 14% assuming exercise of outstanding Options). The Shares are listed and traded on the NYSE under the symbol "CPY." On August 16, 1996, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $17.625. On October 4, 1996, the last full trading day on the NYSE prior to the commencement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $19.50. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 7.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION.

  Upon the terms and subject to the conditions of the Offer, the Company will purchase 2,250,000 Shares or such lesser number of Shares as are properly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices not in excess of $22.00 nor less than $19.00 per Share in cash. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, November 4, 1996 unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right to purchase more than 2,250,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See Section 14. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots as explained below. The proration period also expires on the Expiration Date.

  The Company will select the lowest Purchase Price that will allow it to buy 2,250,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $22.00 nor less than $19.00 per Share). All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares purchased in the Offer will be purchased at the Purchase Price.

  THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must specify the price, not in excess of $22.00 nor less than $19.00 per Share, at which they are willing to sell their Shares to the Company. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price that it will pay for Shares properly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares tendered and the prices specified by tendering stockholders. The Company intends to select the lowest Purchase Price, not in excess of $22.00 nor less than $19.00 net per Share in cash, that will enable it to purchase 2,250,000 Shares (or such lesser number of Shares as are properly tendered) pursuant to the Offer. Shares properly tendered pursuant to the Offer at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

  Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 2,250,000 Shares (or such greater number of Shares as the Company may elect to purchase) have been properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on the basis set forth below:

    (a) first, all Shares tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

      (1) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all Shares owned by such stockholder will not qualify for this preference); and

      (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

    (b) second, after purchase of all of the foregoing Shares, all other Shares properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below.

  Odd Lots. For purposes of the Offer, the term "Odd Lots" shall mean all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn by any person (an "Odd Lot Holder") who owned, beneficially or of record, as of the close of business on October 4, 1996 and as of the

Expiration Date, an aggregate of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. In order to qualify for this preference, an Odd Lot Holder must tender all such Shares in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder would not only avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of such holder's Shares. Any stockholder wishing to tender all of such stockholder's Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

  The Company also reserves the right, but will not be obligated, to purchase all Shares properly tendered by any stockholder who tendered all Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of the right.

  Proration. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares properly tendered and not withdrawn by such stockholder to the total number of Shares properly tendered and not withdrawn by all stockholders, other than Odd Lot Holders, at or below the Purchase Price. Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn, and because of the odd lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately seven NYSE trading days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers.

  As described in Section 13, the number of Shares that the Company will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder of such purchase and, therefore, may be relevant to a stockholder's decision whether or not to tender Shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

  This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

  The Offer provides stockholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not in excess of $22.00 nor less than $19.00 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, to sell those Shares for cash without the usual transaction costs associated with market sales. In addition, Odd Lot Holders whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discounts payable on a sale of their Shares in a NYSE transaction. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company.

Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

  On August 8, 1996, the Company announced that it had entered into a definitive agreement with Kodak to establish a joint venture with Kodak to own and operate the Company's former retail photofinishing business. On October 7, 1996 the Company announced that it had completed the Photofinishing Joint Venture Transaction. Upon completion of the Photofinishing Joint Venture Transaction, Kodak purchased new shares of Fox constituting 51% of the outstanding common stock of Fox for a cash purchase price of $56.1 million. The purchase price is subject to upward or downward adjustment to account for changes in Fox's net worth between April 27, 1996 and October 4, 1996.

  Pursuant to the terms of a Stockholders' Agreement (the "Stockholders' Agreement") entered into by Kodak, the Company, Consumer Programs Holding, Inc. and Fox at completion of the Photofinishing Joint Venture Transaction, at any time from and after January 1, 1999 Kodak can require the Company to sell its interest in Fox and the Company can require Kodak to purchase the Company's interest in Fox for a price equal to 49% of the difference resulting from (A) Fox's "fair market value" (as determined pursuant to the Stockholders' Agreement at the time such "put" or "call" right is exercised) minus (B) $30.0 million. In no event, however, will such purchase price for the Company's remaining interest in Fox be less than $53.9 million. Additionally, prior to January 1, 1999, the Stockholders' Agreement will entitle Kodak to require that the Company sell its remaining interest in Fox to Kodak upon a "change in control" (as defined in the Stockholders' Agreement) of the Company for a purchase price of $53.9 million.

  The Photofinishing Joint Venture Transaction also includes provisions whereby, in return for certain support, administrative and consulting services to be provided to Fox, the Company or its affiliates will receive certain fees. See "Certain Information Concerning the Company--Summary Unaudited Consolidated Financial Information" below.

  The Board of Directors has determined that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Shares, make this an attractive time to repurchase a significant portion of the outstanding Shares. In the view of the Board of Directors, the Offer represents a significant acceleration and expansion of what would otherwise have been a continuing share repurchase program and an attractive investment and use of the proceeds of the Photofinishing Joint Venture Transaction that should benefit the Company and its stockholders over the long term. In particular, the Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long term corporate goal of seeking to increase stockholder value. The funds required to complete the Offer and pay related expenses will be provided by the proceeds received from the Photofinishing Joint Venture Transaction. See Section 8.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

  The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise, subject to the approval of the Board of Directors. The Company's Board has previously authorized a 4.5 million Share stock repurchase program pursuant to which the Company has previously purchased 3,302,548 Shares and may purchase an additional 1,197,452 Shares in the future. Any such purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange

Act"), prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

  Shares the Company acquires pursuant to the Offer will be held in the Company's treasury (unless and until the Company determines to retire such Shares) and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for issuance of the Shares repurchased pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES.

  Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received prior to 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase or (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, STOCKHOLDERS DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $.125) AT WHICH THEIR SHARES ARE BEING TENDERED. Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. TO PROPERLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

  IN ADDITION, ODD LOT HOLDERS WHO TENDER ALL SUCH SHARES MUST COMPLETE THE BOX CAPTIONED "ODD LOTS" ON THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, ON THE NOTICE OF GUARANTEED DELIVERY, TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

  Stockholders who hold Shares through brokers or banks are urged to consult such brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the Depositary.

  Signature Guarantees and Method of Delivery. No signature guarantee is required: (i) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and collectively, the "Book-Entry Transfer Facilities") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, or stock power guaranteed by an Eligible Institution.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at each Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the respective Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer Shares into the Depositary's account in accordance with the respective Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Backup United States Federal Income Tax Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that it is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements can be obtained from the Depositary. See Instruction 14 of the Letter of Transmittal.

  TO PREVENT BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

  For a discussion of certain United States federal income tax consequences to tendering stockholders, see Section 13.

  Withholding For Foreign Stockholders. Even if a foreign stockholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder or his agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof or
(iii) an estate or trust the income of which is subject to United States federal income taxation regardless of the source of such income. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 13 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instruction 15 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (a) such tender is made by or through an Eligible Institution;

    (b) the Depositary receives by hand, mail, overnight carrier, telegram or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution; and

    (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

  If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at a Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering stockholder at the appropriate Book-Entry Transfer Facility, in each case without expense to such stockholder.

  Dividend Reinvestment Plan. Shares credited to participants' accounts under the Company's Dividend Reinvestment Plan (the "Dividend Reinvestment Plan") will be tendered by Boatmen's Trust Company, as administrator, according to instructions provided to the administrator from participants in the Dividend Reinvestment Plan. Dividend Reinvestment Plan Shares for which the administrator has not received timely instructions from participants will not be tendered. The administrator will make available to the participants whose accounts are credited with Shares under the Dividend Reinvestment Plan all documents furnished to stockholders generally in connection with the Offer. BECAUSE THE DEPOSITARY FOR THE OFFER ALSO ACTS AS ADMINISTRATOR OF THE DIVIDEND REINVESTMENT PLAN, PARTICIPANTS IN THE DIVIDEND REINVESTMENT PLAN MAY

USE THE LETTER OF TRANSMITTAL TO INSTRUCT THE ADMINISTRATOR REGARDING THE OFFER BY COMPLETING THE BOX ENTITLED "TENDER OF DIVIDEND REINVESTMENT PLAN SHARES." Each participant may direct that all, some or none of the Shares credited to the participant's account under the Dividend Reinvestment Plan be tendered and the price at which such participant's Shares are to be tendered. Participants in the Dividend Reinvestment Plan are urged to read the Letter of Transmittal and related materials carefully.

  If a participant tenders all of such participant's Dividend Reinvestment Plan Shares, and all such Shares are purchased by the Company pursuant to the Offer, such tender will be deemed to be authorization and written notice to Boatmen's Trust Company of termination of such participant's participation in the Dividend Reinvestment Plan.

  Company Stock Option Plans. The Company is not offering, as part of the Offer, to purchase any of the Options outstanding under the Company's Stock Option Plans and tenders of such Options will not be accepted. Holders of Options who wish to participate in the Offer may either (i) comply with the procedures for guaranteed delivery set forth under "Guaranteed Delivery" above without having to exercise their Options until after the results of the Offer are known (provided, however, that an Option holder will not be required to make the requisite tender through an Eligible Institution and may personally execute and deliver the Notice of Guaranteed Delivery) or (ii) exercise their Options and purchase Shares of the Company's common stock and then tender such Shares pursuant to the Offer, provided that, in the case of either (i) or
(ii), any such exercise of an Option and tender of Shares is in accordance with the terms of the Option Plans and the Options. In no event are any Options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of an Option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

  Company Restricted Stock Plan. Certain key employees of the Company have been granted restricted shares pursuant to the provisions of the Company's Restricted Stock Plan (the "Restricted Stock Plan"). Pursuant to the provisions of the Restricted Stock Plan, restricted shares granted to plan participants must remain deposited with the Company until the time that the shares become freely transferable in accordance with the provisions of the Restricted Stock Plan and the grant of such shares, and cannot be tendered in the Offer by the participant until such time. Restricted shares which have become freely transferable shall thereafter be deemed Shares and may be tendered pursuant to the Offer. Any question with respect to the status of any restricted shares, as to when any particular participant's restricted shares expire or become freely transferable or whether restricted shares (which have become freely transferable) may be tendered pursuant to the Offer may be directed to Jane E. Nelson, General Counsel and Secretary at (314) 231-1575. RESTRICTED SHARES WHICH HAVE NOT BECOME FREELY TRANSFERABLE MAY NOT BE TENDERED PURSUANT TO THE OFFER.

  Company Stock Bonus Plan. Holders of outstanding but unvested stock bonus awards under the Stock Bonus Plan may not participate in the Offer with respect to such unvested awards.

  Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder and the Company's interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

  Tendering Stockholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Company that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered such Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and conditions of the Offer.

4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on December 3, 1996.

  For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the name of the registered holder, if different from that of the person who tendered such Shares, the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry tender set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding.

  Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Shares are properly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

  If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

  Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company (i) will determine the Purchase Price it will pay for the Shares properly tendered and not withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering stockholders, and (ii) will accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are properly tendered at or below the Purchase Price and not withdrawn (subject to the proration provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

  Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date the Company will accept for payment and pay a single per Share Purchase Price for 2,250,000 Shares (subject to increase or decrease as provided in Section 14) or such lesser number of Shares as are properly tendered at prices not in excess of $22.00 nor less than $19.00 per Share and not withdrawn as permitted in Section 4.

  The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders.

  In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven NYSE trading days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the applicable Book-Entry Transfer Facility by the participant therein who so delivered such Shares) to the tendering stockholder at the Company's expense as promptly as practicable after the Expiration Date without expense to the tendering stockholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

  The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

  ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6. CERTAIN CONDITIONS OF THE OFFER.

  Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after October 7, 1996 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment:

    (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly
  (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's sole judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

    (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's sole judgment, would or might directly or indirectly
  (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer,
  (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to the Company or
  (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof or (vii) any decline in either the Dow Jones Industrial Average or the

  Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on October 4, 1996;

    (d) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person;

    (e) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before October 4, 1996), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before October 4, 1996 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities other than in connection with a transaction authorized by the Board of Directors of the Company.

    (f) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the Company's sole judgment, is or may be material to the Company or its subsidiaries.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding.

7. PRICE RANGE OF SHARES; DIVIDENDS.

  The Shares are listed and traded on the NYSE. The following table sets forth, for the fiscal quarters indicated, the high and low closing per Share sales prices on the NYSE Composite Tape as compiled from published financial sources and the cash dividends paid, or to be paid, per Share in each of the Company's fiscal quarter:

                                                          HIGH   LOW   DIVIDENDS
                                                         ------ ------ ---------
     1994:
       1st Quarter...................................... $16.63 $14.50   $0.14
       2nd Quarter......................................  18.13  14.25    0.14
       3rd Quarter......................................  21.88  17.25    0.14
       4th Quarter......................................  20.50  13.88    0.14
     1995:
       1st Quarter...................................... $17.75 $14.25   $0.14
       2nd Quarter......................................  21.75  16.88    0.14
       3rd Quarter......................................  22.13  17.75    0.14
       4th Quarter......................................  21.13  14.50    0.14
     1996:
       1st Quarter...................................... $16.88 $14.63   $0.14
       2nd Quarter......................................  18.25  14.75    0.14
       3rd Quarter (through October 4, 1996)............  19.50  13.88    0.14

  On August 16, 1996, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price on the NYSE Composite Tape was $17.625. On October 4, 1996, the last full trading day on the NYSE prior to the commencement of the Offer, the closing per Share sales price on the NYSE Composite Tape was $19.50. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

8. SOURCE AND AMOUNT OF FUNDS.

  Assuming the Company purchases 2,250,000 Shares pursuant to the Offer at a purchase price of $22.00 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $50,350,000. It is anticipated that the Company will fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses primarily with the cash proceeds received from the Photofinishing Joint Venture Transaction and to the extent necessary, from working capital. The Company will obtain the proceeds from the Photofinishing Joint Venture Transaction from Fox through Fox's repayment of an existing intercompany debt owing to a subsidiary of the Company. See Section 2.

9. CERTAIN INFORMATION CONCERNING THE COMPANY.

GENERAL

  The Company, a Delaware corporation organized on April 26, 1982, whose principal executive office is located at 1706 Washington Avenue, St. Louis, MO 63103, is a holding company engaged, through its subsidiaries, in developing and marketing consumer services and related products through a network of centrally-managed, small retail locations. The Company operates professional portrait studios, photographic finishing laboratories through a joint venture with Kodak, and posters, prints and framing outlets throughout the United States, Canada and Puerto Rico.

CERTAIN FINANCIAL INFORMATION

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  Set forth below is certain summary historical consolidated financial information of the Company and its subsidiaries. The historical financial information (other than the ratios of earnings to fixed charges) was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended February 3, 1996 (the "Company's 1995 Annual Report"), and from the unaudited summary consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the periods ended July 20, 1996 and July 22, 1995 (the "Company's Quarterly Reports"), and other information and data contained in the Company's 1995 Annual Report and the Company's Quarterly Reports. More comprehensive financial information is included in such reports and the financial information which follows is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under the caption "Additional Information."

                                    UNAUDITED
                                 24 WEEKS ENDED         52 WEEKS ENDED
                                ------------------  -----------------------
                                JULY 20,  JULY 22,  FEBRUARY 3, FEBRUARY 4,
                                  1996      1995       1996        1995
                                --------  --------  ----------- -----------
CONDENSED CONSOLIDATED           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND
 STATEMENTS OF OPERATIONS:                         RATIOS)
 Net sales....................  210,108   210,449     526,651     517,521
Costs and expenses:
 Cost of sales (exclusive of
  depreciation expense).......   58,453    56,144     135,559     142,343
 Selling, administrative and
  general expenses............  135,442   130,470     318,413     309,144
 Depreciation and amortiza-
  tion........................   19,193    18,646      41,007      35,726
Income (loss) from opera-
 tions........................   (2,980)    5,189      31,672      30,308
Net interest expense..........    2,008     1,966       4,597       4,338
Other income..................      331       156         563         443
Earnings (loss) before income
 taxes and discontinued opera-
 tions........................   (4,657)    3,379      27,638      26,413
Income tax expense............   (1,723)    1,250       9,979       9,773
Earnings (loss) before discon-
 tinued operations............   (2,934)    2,129      17,659      16,640
Discontinued operations.......      --       (551)     (3,326)     (1,818)
    Net earnings (loss).......   (2,934)    1,578      14,333      14,822
Earnings (loss) per common
 share:
 Earnings (loss) before dis-
  continued operations........    (0.21)     0.15        1.26        1.18
 Discontinued operations......      --      (0.04)      (0.24)      (0.13)
    Net earnings (loss).......    (0.21)     0.11        1.02        1.05
Weighted average number of
 common and common equivalent
 shares outstanding...........   13,982    13,914      13,989      14,101
Ratio of earnings to fixed
 charges (1)..................      N/A       N/A        1.55        1.53
Deficiency of earnings avail-
 able to cover fixed charges..   12,807     4,075         N/A         N/A
CONDENSED CONSOLIDATED BALANCE
 SHEETS (AT PERIOD END):
Assets
 Total current assets.........   68,702    72,366      72,825      81,982
 Total assets.................  293,236   300,457     300,488     300,481
Liabilities and stockholders'
 equity
 Total current liabilities....   64,036    70,576      64,013      69,767
 Long-term debt...............   54,846    59,777      54,804      59,742
 Total liabilities............  124,601   135,301     126,320     134,481
 Stockholders' equity.........  168,635   165,156     174,168     166,000
 Book value per common share
  outstanding (2).............    12.12     11.91       12.56       12.01
 Shares outstanding at end of
  period......................   13,919    13,863      13,867      13,821

        NOTES TO SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

(1) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of earnings before equity in earnings of affiliates and minority interest, taxes on earnings, dividends received from affiliates and "fixed charges". "Fixed charges" consists of interest and amortization of debt expense and estimated interest components of rentals.

(2) Book value per common share outstanding is calculated as total stockholders' equity divided by the number of Shares outstanding at the end of the period.

        SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

  The following summary unaudited consolidated pro forma financial information is based on historical information which has been adjusted to reflect (i) the Photofinishing Joint Venture Transaction only and (ii) the Photofinishing Joint Venture Transaction together with the assumed purchase pursuant to the Offer of 2,250,000 shares (a) at a $19.00 Purchase Price and (b) at a $22.00 Purchase Price, as if the transactions had occurred on February 4, 1996 and February 5, 1995, with respect to income statement data and on July 20, 1996 and February 3, 1996, with respect to balance sheet data. The assumptions on which the pro forma financial information is based are further described in the Notes to Summary Unaudited Consolidated Pro Forma Financial Information. The summary unaudited consolidated pro forma financial information should be read in conjunction with the summary consolidated historical financial information and does not purport to be indicative of the results that would actually have been obtained had the purchase of the Shares pursuant to the Offer been completed at the dates indicated or that may be obtained in the future.

                                 24 WEEKS ENDED JULY 20, 1996                 52 WEEKS ENDED FEBRUARY 3, 1996
                          --------------------------------------------  --------------------------------------------
                                                PRO FORMA                                       PRO FORMA
                                     ---------------------------------             --------------------------------------
                                                     PHOTOFINISHING                                PHOTOFINISHING
                                                      JOINT VENTURE                                 JOINT VENTURE
                                     PHOTOFINISHING  TRANSACTION AND               PHOTOFINISHING  TRANSACTION AND
                                         JOINT      ------------------                 JOINT      ------------------
                                        VENTURE       $19       $22                   VENTURE       $19       $22
                                      TRANSACTION   PURCHASE  PURCHASE              TRANSACTION   PURCHASE  PURCHASE
                          HISTORICAL      ONLY       PRICE     PRICE    HISTORICAL      ONLY       PRICE     PRICE
                          ---------- -------------- --------  --------  ---------- -------------- --------  --------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
CONDENSED CONSOLIDATED
 STATEMENTS OF OPERA-
 TIONS:
Net sales...............   210,108      131,888     131,888   131,888    526,651      338,243     338,243   338,243
Costs and expenses:
 Cost of sales
  (exclusive of
  depreciation
  expense)..............    58,453       27,165      27,165    27,165    135,559       60,196      60,196    60,196
 Selling, administrative
  and general expenses..   135,442       95,354      95,354    95,354    318,413      224,294     224,294   224,294
 Depreciation and amor-
  tization                  19,193       11,413      11,413    11,413     41,007       23,450      23,450    23,450
Income (loss) from oper-
 ations ................    (2,980)      (2,044)     (2,044)   (2,044)    31,672       30,303      30,303    30,303
Net interest expense....     2,008          783       1,790     1,946      4,597        1,942       4,122     4,460
Minority interest in
 unconsolidated
 subsidiary.............       --          (596)       (596)     (596)       --           372         372       372
Other income............       331          331         331       331        563          563         563       563
Earnings (loss) before
 income taxes and
 discontinued
 operations.............    (4,657)      (3,092)     (4,099)    (4255)    27,638       29,296      27,116    26,778
Income tax expense......    (1,723)      (1,144)     (1,517)   (1,574)     9,979       10,593       9,786     9,661
Earnings (loss) before
 discontinued opera-
 tions..................    (2,934)      (1,948)     (2,582)   (2,681)    17,659       18,703      17,330    17,117
Discontinued opera-
 tions..................       --           --          --        --      (3,326)      (3,326)     (3,326)   (3,326)
  Net earnings (loss)...    (2,934)      (1,948)     (2,582)   (2,681)    14,333       15,377      14,004    13,791
Earnings (loss) per com-
 mon share:
 Earnings (loss) before
  discontinued opera-
  tions.................     (0.21)       (0.14)      (0.22)    (0.23)      1.26         1.34        1.48      1.46
 Discontinued opera-
  tions.................       --           --          --        --       (0.24)       (0.24)      (0.29)    (0.29)
  Net earnings (loss)...     (0.21)       (0.14)      (0.22)    (0.23)      1.02         1.10        1.19      1.17
Weighted average number
 of common and common
 equivalent shares out-
 standing...............    13,982       13,982      11,732    11,732     13,989       13,989      11,739    11,739
Ratio of earnings to
 fixed charges                 N/A          N/A         N/A       N/A       1.55         3.84        3.01      2.91
Deficiency of earnings
 available to cover
 fixed charges..........    12,807        6,754       7,174     7,330        N/A          N/A         N/A       N/A
CONDENSED CONSOLIDATED
 BALANCE SHEETS (AT PE-
 RIOD END):
Assets
 Total current assets...    68,702       91,798      48,015    48,015     72,825       99,937      54,775    48,025
 Total assets...........   293,236      276,061     232,278   232,278    300,488      284,268     239,106   232,356
Liabilities and stockholders' equity
 Total current liabili-
  ties..................    64,036       40,057      40,595    47,345     64,013       40,148      40,148    40,148
 Long-term debt.........    54,846       54,846      54,846    54,846     54,804       54,804      54,804    54,804
 Total liabilities......   124,601      102,756     103,294   110,044    126,320      104,589     104,589   104,589
 Stockholders' equity...   168,635      173,305     128,984   122,234    174,168      179,679     134,517   127,767
 Book value per common
  share outstanding.....     12.12        12.45       11.05     10.48      12.56        12.96       11.58     11.00
 Shares outstanding at
  end of period.........    13,919       13,919      11,669    11,669     13,867       13,867      11,617    11,617

    NOTES TO SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

  The following assumptions regarding the Photofinishing Joint Venture Transaction and the Offer were made in presenting the pro forma financial information.

(1) The Photofinishing Joint Venture Transaction results in cash proceeds to the Company of $49.6 million after deducting $2.5 million for expenses of the transaction and a $4.0 million working capital loan to Fox in the form of a one-year promissory note. Adjusted to reflect the proceeds of the Photofinishing Joint Venture Transaction (including the promissory note), net interest expense is reduced by $721,000 (net of tax) for the 24 weeks ended July 20, 1996 and $1,562,000 (net of tax) for the fiscal year ended February 3, 1996, respectively. The Photofinishing Joint Venture Transaction also results in the restatement of the photofinishing operation to the equity method of accounting reflecting the decrease in ownership of Fox to 49%. The Company's 49% share of Fox's income is reflected in minority interest in unconsolidated subsidiary. The pro forma presentation also includes charges to Fox for certain management services provided by the Company (including consulting services by certain executive employees of the Company).

(2) The Offer results in the Company's acquisition of 2,250,000 Shares pursuant to the Offer for $43,600,000 at $19.00 per Share and $50,350,000 at $22.00 per Share including estimated costs of the Offer of $850,000. Net interest expense has been adjusted to reflect the difference between the cash proceeds of the Photofinishing Joint Venture Transaction and the estimated use of funds in the Offer. These amounts are not material.

(3) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of earnings before equity in earnings of affiliates and minority interest, tax on earnings, dividends received from affiliates and "fixed charges". "Fixed charges" consists of interest and amortization of debt expenses and estimated interest components of rental expenses.

(4) Book value per share is calculated as total stockholders' equity divided by the number of pro forma shares outstanding at the end of the period.

ADDITIONAL INFORMATION

  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed.

10. INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

  As of September 24, 1996, the Company had issued and outstanding 13,919,062 Shares and had reserved 1,773,753 Shares for issuance upon exercise of outstanding Options and 29,880 Shares with respect to unvested awards under the Stock Bonus Plan. The 2,250,000 Shares that the Company is offering to purchase represent approximately 16% of the Shares then outstanding (approximately 14% assuming exercise of outstanding Options). As of September 24, 1996, the Company's directors and executive officers as a group (20 persons) beneficially owned an aggregate of 1,096,595 Shares representing approximately 7.6% of the outstanding Shares, assuming the exercise by such persons of their currently exercisable Options, and including all Shares awarded to such persons under the Company's Restricted Stock Plan (the "Restricted Stock Plan") and Shares allocated to the accounts of such persons under the Company's Employee Profit Sharing Plan and Trust (the "Profit Sharing Plan"). Each of the Company's executive officers and directors has advised the Company that he or she does not intend to tender any Shares pursuant to the Offer. If the Company purchases 2,250,000 Shares pursuant to the Offer, and no executive officers or directors tender Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, the Company's executive officers and directors as a group would own beneficially approximately 9.0% of the outstanding Shares immediately after the Offer, assuming the exercise by such persons of their currently exercisable Options, and including all Shares awarded to such persons under the Restricted Stock Plan and Shares allocated to the accounts of such persons under the Profit Sharing Plan.

  Except as set forth in Schedule A, based on the Company's records and on information provided to the Company by its directors, executive officers and subsidiaries, neither the Company, nor any associate or subsidiary of the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the Shares during the 40 business days prior to the date hereof.

  Except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

  On May 1, 1989, the Board of Directors of the Company declared a dividend distribution of one Right for each Share to stockholders of record at the close of business on May 11, 1989 (the "Record Date"). Except as set forth below, each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Participating Preferred Stock (a "Series A Share"), without par value, at a price of $85.00 (the "Rights Price"), subject to adjustment for dilution. This summary is qualified in its entirety by the Rights Agreement dated as of May 1, 1989 between the Company and the Rights Agent named therein, as amended (the "Rights Agreement"), which the Company has filed with the Commission.

  The Rights currently are attached to certificates representing Shares and no separate Rights certificates have been distributed. The Rights will separate from the Shares and a distribution of Rights certificates will occur upon the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Shares (the "Shares Acquisition Date") or (ii) 10 business days (or such later date as the Board of Directors may determine) following the commencement of a tender offer or exchange offer if, upon consummation thereof, such person or group would be the beneficial owner of 30% or more of the outstanding Shares (the earlier of such dates being called the "Distribution Date"). Until the Distribution Date the Rights will be evidenced by the certificates representing Shares and will be transferred with and only with Share certificates.

  The Rights are not exercisable until the Distribution Date and will expire on May 11, 1999, unless earlier redeemed or exchanged by the Company as described below.

  While each Right initially provides for the acquisition of one one-hundredth of a Series A Share at the Rights Price, the Rights Agreement provides that if an Acquiring Person becomes the beneficial owner of 15% or more of the then outstanding Shares (other than pursuant to a tender offer for all outstanding Shares at a price and on terms approved by a majority of the Independent Directors (as defined in the Rights Agreement)), each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the Rights Price, Shares (or, in certain circumstances, cash, property, or other securities of the Company) having a value equal to two times the Rights Price. Notwithstanding the foregoing, following the occurrence of the event set forth above, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

  If, at any time following the Shares Acquisition Date, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation or in which the Company is the surviving corporation but in which its Shares are changed or exchanged (other than certain mergers that follow a tender offer or exchange offer described in the preceding paragraph), or (ii) more than 50% of the Company's assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right (other than Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon the exercise thereof at the Rights Price, Shares of the acquiring company having a value equal to two times the Rights Price.

  At any time after the date of the Rights Agreement until the date upon which an Acquiring Person becomes such, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustments.

  Pursuant to the Rights Agreement, any person or entity that becomes the owner of 15% or more of the Company's outstanding Shares as a result of the Company's purchase of Shares pursuant to the Offer will not become an Acquiring Person unless such person or entity acquires additional Shares following the Offer.

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

  The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of stockholders. Nonetheless, the Company anticipates that there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to be delisted from the NYSE.

  The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

  The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

  The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offering pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 6.

13. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

  The following summary describes certain United States federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

  This summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as part of "hedging" or "conversion" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States Holder. For purposes of this summary, a "United States Holder" is a holder of Shares that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. This discussion does not address the tax consequences to foreign stockholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of Shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such stockholders are generally taxed in a manner similar to United States stockholders; however, certain special rules apply. Foreign stockholders who are not subject to U.S. federal income tax on a net basis should see Section 3 for a discussion of the applicable U.S. withholding rules and the potential for obtaining a refund of all or a portion of the tax withheld. The summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). The summary also does not address the state, local or foreign tax consequences of participating in the Offer. EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO SUCH HOLDER OF PARTICIPATION IN THE OFFER.

  Consequences to Tendering Stockholders of Exchange of Shares for Cash Pursuant to the Offer. An exchange of Shares for cash in the Offer by a United States Holder will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. As a consequence of the exchange, the United States Holder will, depending on such holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Company. In general, if a United States Holder does not exercise control over the affairs of the Company and all Shares actually and constructively owned by such United States Holder under the applicable attribution rules are tendered and exchanged for cash in the Offer, such holder should be treated as recognizing gain or loss from the disposition of Shares.

  Under Section 302 of the Code, a United States Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (i) results in a "complete termination" of all of such holder's equity interest in the Company,
(ii) results in a "substantially disproportionate" redemption with respect to such holder or (iii) is "not essentially equivalent to a dividend" with respect to the holder. In applying each of the Section 302 tests, a United States Holder is in general deemed to constructively own the Shares actually owned by certain related individuals and entities. For example, an individual holder is generally considered to own the Shares owned directly or indirectly by or for his or her spouse and his or her children, grandchildren and parents. In addition, a holder is considered to own a proportionate number of the Shares owned by trusts or estates in which the holder has a beneficial interest, by partnerships in which the holder is a partner, and by corporations in which the holder owns, directly or indirectly, 50% or more in value of the stock. Similarly, Shares directly or indirectly owned by beneficiaries of estates or trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities. A United States Holder will generally also be deemed to own Shares which the holder has the right to acquire by exercise of an option.

  A United States Holder that exchanges all Shares actually and constructively owned by such holder for cash pursuant to the Offer will be regarded as having completely terminated such holder's equity interest in the Company. An exchange of Shares for cash will be a "substantially disproportionate" redemption with respect to a United States Holder if the percentage of the then outstanding Shares owned by such holder immediately after the exchange is less than 80% of the percentage of the Shares owned by such holder immediately before the exchange. If an exchange of Shares for cash fails to satisfy the "substantially disproportionate" test, the United States Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test. A United States Holder who wishes to satisfy (or avoid) the "not essentially equivalent to a dividend" test is urged to consult such holder's tax advisor because this test will be met only if the reduction in such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction." If a United States Holder sells Shares to persons other than the Company at or about the time such holder also sells Shares to the Company pursuant to the Offer, and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the holder's sale of Shares pursuant to the Offer and, if integrated, may be taken into account in determining whether the holder satisfies any of the three tests described above. A United States Holder should consult such holder's tax advisor regarding the treatment of other exchanges of Shares for cash which may be integrated with such holder's sale of Shares to the Company pursuant to the Offer.

  If a United States Holder is treated as recognizing gain or loss from the disposition of Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such holder's tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange.

  If a United States Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such holder in such exchange will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits. Such a dividend will be includible in the United States Holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged, and no loss will be recognized. The United States Holder's tax basis in the Shares exchanged, however, will be added to such holder's tax basis in the remaining Shares that it owns. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate United States Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the "extraordinary dividend" provisions of the Code. A corporate United States Holder should consult its tax advisor concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code. To the extent that the cash received by a United States Holder exceeds the Company's current and accumulated earnings and profits, it will be treated first as a tax-free return of such United States Holder's tax basis in the Shares and thereafter as capital gain.

  The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer shares than are tendered. Therefore, a United States Holder can be given no assurance that a sufficient number of such holder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

  Consequences to Stockholders who do not Tender Pursuant to the Offer. Stockholders who do not accept the Company's Offer to tender their Shares will not incur any tax liability as a result of the consummation of the Offer.

  See Section 3 with respect to the application of United States federal income tax withholding to payments made to foreign stockholders and backup withholding tax requirements.

  THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14. EXTENSION OF OFFER, TERMINATION; AMENDMENT.

  The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4 (d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the number of Shares being sought in the Offer or the Dealer Manager's soliciting fees and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days.

15. FEES AND EXPENSES.

  The Company has retained CS First Boston to act as its financial advisor, as well as the Dealer Manager, in connection with the Offer. CS First Boston will receive a fee for its services of $400,000. The Company also has agreed to reimburse CS First Boston for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify CS First Boston against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. CS First Boston has rendered various investment banking and other advisory services to the Company in the past, for which it has received customary compensation, and may render similar services to the Company in the future.

  The Company has retained MacKenzie Partners, Inc. to act as Information Agent and Boatmen's Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

  No fees or commissions will be payable by the Company to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult such brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the Depositary. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

16. MISCELLANEOUS.

  The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                                          CPI CORP.

October 7, 1996

                                  SCHEDULE A

                     CERTAIN TRANSACTIONS INVOLVING SHARES

  Except as set forth below, based on the Company's records and on information provided to the Company by its directors, executive officers and subsidiaries, neither the Company, nor any subsidiary or associate of the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the Shares during the 40 business days preceding the date hereof:

  Mr. Harry Stecher, President of the Company's Portrait Studio Division, was the recipient of 160 Shares transferred to him on August 14, 1996, as legatee under a will.

Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                            BOATMEN'S TRUST COMPANY

            By Mail:                                       By Hand:
  c/o IBJ Schroder Bank & Trust                  c/o IBJ Schroder Bank & Trust
             Company                                        Company
           P.O. Box 84                                 One State Street
      Bowling Green Station                        New York, New York 10004
  New York, New York 10274-0084                   Attn: Securities Processing
                                                            Window
                                                     Subcellar One, (SC-1)

   By Facsimile Transmission:   Telephone:           By Overnight Courier:
         (212) 858-2611       (212) 858-2103     c/o IBJ Schroder Bank & Trust
(for Eligible Institutions Only)                            Company
      Confirm by Telephone                             One State Street
                                                   New York, New York 10004
                                                  Attn: Securities Processing
                                                            Window
                                                     Subcellar One, (SC-1)

  Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at the telephone numbers and locations listed below. Stockholders may also contact their local broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

                    The Information Agent for the Offer is:

                           MacKenzie Partners, Inc.
                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                      or
                         Call Toll-Free (800) 322-2885

                     The Dealer Manager for the Offer is:

                                CS FIRST BOSTON
                               Park Avenue Plaza
                              55 East 52nd Street
                           New York, New York 10055
                                (800) 881-8320

October 7, 1996